Exhibit 10.8

MINE DEVELOPMENT AGREEMENT

BETWEEN

THE REPUBLIC OF MALAWI

AND

LANCASTER EXPLORATION LIMITED (BVI)

LANCASTER EXPLORATION LIMITED (MALAWI)

PERTAINING TO THE SONGWE HILL RARE EARTH PROJECT LOCATED IN

PHALOMBE DISTRICT, MALAŴI

26TH JULY 2024

TABLE OF CONTENTS

Page

CHAPTER 1 – DEFINITIONS AND INTERPRETATION	2

CHAPTER 2 – TRANSPARENCY AND EXPECTATIONS	14

CHAPTER 3 – MINES AND MINERALS ACT MATTERS	16

CHAPTER 4 – FISCAL MATTERS	18

CHAPTER 5 – COMPANY MATTERS	21

CHAPTER 6 – IMPORT AND EXPORT MATTERS	22

CHAPTER 7 – COMMUNITY, EMPLOYMENT AND PROCUREMENT	22

CHAPTER 8 – INFRASTRUCTURE AND LAND	24

CHAPTER 9 – OTHER PERMITS	30

CHAPTER 10 – CURRENCY MATTERS	30

CHAPTER 11 – ENVIRONMENTAL MATTERS	34

CHAPTER 12 – ASSIGNMENT	35

CHAPTER 13 – TIMES AND TERM	37

CHAPTER 14 – DISPUTES	40

CHAPTER 15 – EXPERT DECISIONS	43

CHAPTER 16 – TERMINATION	44

CHAPTER 17 – INVESTMENT PROTECTION	46

CHAPTER 18 – GENERAL	46

SCHEDULE 1 – PROPERTY

SCHEDULE 2 – FISCAL REGIME

SCHEDULE 3 – COMMUNITY ENGAGEMENT PROTOCOL

SCHEDULE 4 – REGION

SCHEDULE 5 – WORKER CATEGORIES AND TRAINING TARGETS

SCHEDULE 6 – MINERAL TITLE AND RELATED MATTERS

SCHEDULE 7 – NOTICE DELIVERIES

SCHEDULE 8 – REVIEW OF PROVISIONS

-i-

THIS MINE DEVELOPMENT AGREEMENT (the “Agreement”) IS MADE on the 26th day of July, 2024,

BETWEEN:

THE REPUBLIC OF MALAŴI, acting with due authority by way of the Minister of Mining, whose Ministry is located at Capital City, Lilongwe, Republic of Malaŵi, and the Minister of Finance & Economic Affairs, whose Ministry is located at Capital Hill, Republic of Malaŵi (the “State”);

AND

LANCASTER EXPLORATION LIMITED, a company incorporated in Malaŵi bearing Company Number 11357 whose registered office is at 16 Independence Drive, PO Box 1606, Blantyre, Republic of Malaŵi (the “Company’’), which shall include any permitted assigns or successors of the Company);

AND

LANCASTER EXPLORATION LIMITED (BVI), a company incorporated in the British Virgin Islands bearing Company Number 1423524 whose registered office is at Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“Lancaster BVI”).

RECITALS:

(A)	The Company is the subsidiary of the current holder of the Property, Lancaster BVI.

(B)	The Company intends to apply for a Mining Licence upon completion of a Bankable Feasibility Study (BFS) in respect of the Songwe Hills rare earth deposit located on the Property.

(C)	The State wishes to ensure that the Company has the requisite security of title and stability of conditions to undertake the investment to develop a mine upon completion of the BFS.

(D)	The State anticipates substantial economic benefits from the development of a mine, including a fair share of the revenue from a commercial operation to be located on the Property, as well as various community benefits that will improve the social and economic welfare of Malaŵian people.

(E)	The Parties recognise that the Agreement herein shall not be inconsistent with the Mines and Minerals Act or any prevailing law, but the State shall exercise discretion under the Mines and Minerals Act in accordance with the terms hereof.

(F)	The State wishes to ensure that this Agreement is subject to broad stakeholder engagement so as to ensure substantial support among the people of Malaŵi.

(G)	The Company and Lancaster Exploration (BVI) hereby confirm that the obligations and rights under this Agreement are joint and several unless the context otherwise provides.

CHAPTER 1 – DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means the audited accounts pertaining to the Business, including balance sheet, income statement and such other statements as customarily prepared by the Company for purposes of the Business.

“Act” means an act of Parliament.

“Additional Mineral Right” means a Mineral Right granted in respect of the Contract Area in addition to or in substitution for the Mineral Rights that form part of the Property as of the date hereof, including any extension of an existing Mineral Right.

“Additional Permit” means any Permit which is issued, granted or required under any Law after the Agreement Date and whose absence has a material impact on the ability of the Company to conduct the Business, including any Permit to exchange currency, export Mine Product or to import goods into Malaŵi for purposes of the Business.

“Adjunct Operations” means any beneficiation operations outside of the scope of the BFS to produce any refined or additional Mine Product or any CSR Operations on or near the Contract Area.

“Affiliate” means any person which, directly or indirectly, is Controlled by or Controls, or is under common Control of, another person; for purposes of this Agreement, Mkango Resources Ltd, Lancaster Exploration Limited (BVI), Mkango Polska Spółka z ograniczoną odpowiedzialnością and Maginito Limited shall be deemed to be Affiliates of the Company.

“Agreement” means this Mine Development Agreement and all schedules and exhibits annexed to it, as amended from time to time.

“Agreement Date” means the date on which the final signature is placed on this Agreement.

“Arbitration” means the process for the determination of a Dispute in accordance with Chapter 14.

“Arbitration Notice” has the meaning given to that term in Clause 14.1

“Arms’ Length Terms” means a transaction where:

(a)	the Parties in negotiating the transaction have sought to promote their own best interests in accordance with fair and honest business methods;

(b)	the consideration expressed in the Agreement for the transaction entered into is the only consideration for the transaction; and

(c)	the price and other terms of the transaction have not been affected by, nor determined as a consequence of, any other Agreement or any direct or indirect relationship (other than the relationship created by the transaction agreement between the contracting parties).

“Assets” means the assets of the Company.

“Assign” has the meaning given to that term in Clause 12.2.

“Assignee” has the meaning given to that term in Clause 12.1.

“Authorised Person” means any person(s) performing a function pursuant to Mineral Legislation.

“Average Employee Cost” means the result obtained when, in respect of a Financial Year, the total payroll (and benefit) costs associated with all Malaŵian citizens Engaged permanently and continuously by the Company during such Financial Year is divided by the number of such persons.

“Bankable Feasibility Study” or “BFS” means a feasibility study (whether positive or negative) that has been prepared, audited, adopted or endorsed by an independent, reputable and experienced third party (or parties) so as to meet those standards that would normally be expected by a major international bank or other financial institution for purposes of supporting non-recourse debt to finance the Company’s development of a rare earth mine on the Property (whether or not such debt is available), which study shall include:

(a)	third party quotations or estimates in respect of all or substantially all of the material costs to be incurred;

(b)	a contingency of not greater than fifteen per cent (15%);

(c)	a proposed Mine Sketch Map; and

(d)	the information contemplated in reference to Clause 3.3.

“Beneficial Ownership Update Information” means information required by the Beneficial Ownership Regulation under the Companies Act, Cap. 46:03 of the Laws of Malaŵi, including the name of any person that is known by the Company to own or beneficially hold:

(a)	a Share Block in the Company; or

(b)	a Share Block in any Affiliate that Controls the Company; or

(c)	any shares in any of the foregoing entities of a Politically Exposed Person

“Business” means the business to be carried on by the Company from time to time, in connection with the Agreement and the licence, including the business of:

(d)	prospecting, exploring and developing the Property;

(e)	mining and processing ore from the Property;

(f)	settling, moving, treating and managing waste products from the Property;

(g)	transporting, exporting and selling Mine Product;

(h)	importing supplies (including reagents), machinery and equipment (including earth moving equipment, such as draglines, shovels, loaders, haul trucks, road graders) and such other imports as may be required by the Company or any of its contractors for the Songwe Rare Earth project;

(i)	establishing or improving infrastructure, including power plants, rail or road linkages, warehouses, processing facilities and other needed infrastructure;

(j)	engaging in any activity contemplated in this Agreement, including performance pursuant to any Community Engagement Plan, Community Development Agreement, Environmental Plan or Health and Safety Plan; and

(k)	such other activities considered by the Company to be incidental, in furtherance of or in any way related to the foregoing, including any Adjunct Operations.

“Centre” has the meaning given to that term in Clause 14.4.

“Change in Law” means:

(a)	the adoption of a Law after the Agreement Date;

(b)	a change in any Law after the Agreement Date;

(c)	a change in the interpretation or application of any Law after the Agreement Date; or

(d)	any unreasonable refusal to administer or enforce a Law after the Agreement Date, whether or not pursuant to the issuance of formal guidance.

“CIT” means corporate income tax.

“Class B Shares” means shares in the capital of any Mineral Holder with the rights set out in Clause 5.23.

“Commercial Production” means the period following:

(a)	the completion of a Bankable Feasibility Study; and

(b)	the sale of Mine Product that has been produced, exported and accepted by the buyer(s) without rejection.

“Commissioner General” means the Commissioner General of the Malaŵi Revenue Authority.

“Community” has the meaning of ‘qualified community’ set out in the Mines and Minerals Act.

“Community Benefit” means any benefit specified in a Community Development Agreement or a Community Engagement Plan.

“Community Board” has the meaning given to that term in Schedule 3.

“Community Development Agreement” has the meaning given to the term in the Mines and Minerals Act, (Act No 25 of 2023) where the agreement is in furtherance of a Community Engagement Plan.

“Community Engagement Protocol” means the plan outlined pursuant to the provisions of Schedule 3.

“Community Engagement Plan” means a plan, in respect of a Community, to accomplish the objectives set out in the Mines and Minerals Act (Act No 25 of 2023).

“Community Population” has the meaning given to that term in Schedule 3.

“Companies Act” means the Companies Act (Cap 46:03).

“Company Shares” means ordinary shares of the Company.

“Contract Area” means that land area covered by the Property, as it exists at the Agreement Date.

“Control” means the power (whether directly or indirectly and whether by ownership of share capital, the assignment of voting rights, contract or otherwise) to appoint or remove all or a majority of the board of directors (or other members of the relevant governing body) of a person or the power to control the policies and affairs of that person, and “Controlled by” shall be construed accordingly.

“Convention” has the meaning given to that term in Clause 14.4.

“CSR Operations” means activities or operations designed to improve social or economic conditions or relations, including programs leading to the employment of Community members and activities or operations pertaining to Community Engagement Plans.

“Dataroom Website” means a website to be maintained by the Company and used in accordance with the terms hereof and Clause18.4.

“Default Notice” has the meaning given to that term in Clause14.1.

“Dispute” means any dispute, disagreement, breach or claim arising out of or relating to this Agreement, or the validity, interpretation or termination of this Agreement.

“Domestic Dwelling” means a home constructed of brick, wood, mud, straw or other materials designed to resist external weathering conditions (with a tin, plastic, hatched or other roof) and hosting one or more persons who live there on a permanent basis, as identified in the ESIA.

“Employment and Safety Legislation” includes the following:

(a)	Labour Relations Act (Cap 54:01);
(b)	Technical, Entrepreneurial and Vocational Education and Training Act (Cap 55:06);
(c)	Occupational Safety, Health and Welfare Act (Cap 55:07);
(d)	Workers’ Compensation Act (Cap 55:03);
(e)	Employment Act (Cap 55:02); and
(f)	Pension Act (No. 6 of 2023).

“Enabling Legislation” means all the Acts relevant to this Agreement, including the following:

(a)	Mines and Minerals Act (Act No.25 of 2023);
(b	Exchange Control Act (Cap 45:01);
(c)	Companies Act (Cap 46:03);
(d)	Land Legislation;
(e)	Taxation Act (Cap 41:01);
(f)	Customs and Excise Act (Cap 42:01);
(g)	Investment Promotion Act (Cap 39:05);
(h)	Value Added Tax Act (Cap 42:02);
(i)	Environmental Legislation;
(j)	Employment and Safety Legislation;
(k)	Water Resources Act (Cap 72:03);
(l)	Water Works Act (Cap 72:01);
(m)	Energy Regulation Act (Cap 73:02);
(n)	Electricity Act (Cap 73:01);
(o)	Rural Electrification Act (Cap 73:03); and
(p)	Export Processing Zones Act (Cap 39:06).

“Engage” and “Engaged” means:

(a)	a person employed by the Company directly on a full-time basis; or

(b)	a person engaged by the Company through a consulting contract; or

(c)	a consulting firm contracted by the Company that dedicates a person to the Company through either a consulting contract or employment on a full-time basis.

“Environment” has the meaning given to the term in the Environment Management Act (No. 19 of 2017).

“Environmental and Social Impact Assessment” or “ESIA” has the meaning given to the term “Environmental and Social Impact Assessment” in the Environment Management Act (No. 19 of 2017).

“Environmental Legislation” means the Environment Management Act (No. 19 of 2017) and any other written law or regulations in force from time to time in Malaŵi (including the common law) which promotes sustainable management and use of the Environment and natural resources or prevention of harm to the Environment or to human health and/or the provision of remedies for harm or damage to the Environment or to human health, as modified or interpreted pursuant to this Agreement. Such laws include but are not limited to the Mines and Minerals Act, Atomic Energy Act (Cap 61:03), Forestry Act (Cap 63:01), Forestry (Amendment) Act (No. 5 of 2017), Water Resources Act (Cap 72:03), Fisheries Conservation and Management Act (Cap 66:05), National Parks and Wildlife Act 1992 (Cap 66:07), National Parks and Wildlife (Amendment) Act (No. 11 of 2017), Protection of Animals Act (Cap 66:01), Plant Protection Act (Cap 64:01), Noxious Weeds Act (Cap 64:02) and Land Legislation.

“Environmental and Social Management Plan” means a plan contemplated pursuant to the Environment Management Act.

“Environmental Performance Bond” means security in the form of cash, an irrevocable letter of credit with a Malaŵian or foreign bank, an undertaking from a party with sufficient assets as to render the risk of non-performance negligible, or such other form of comfort or security as is commonly accepted in any of the following jurisdictions for purposes of protecting against any default in the performance of mine reclamation activities:

(a)	any of the provinces of Ontario, British Columbia or Quebec, Canada; or

(b)	any of the countries of South Africa, Zambia or Namibia.

“Environmental Plans” means the Environmental and Social Management Plan and the Rehabilitation and Mine Closure Plan.

“ESCOM” means Electricity Supply Corporation of Malaŵi Limited.

“Expert” means an expert appointed pursuant to Chapter 15.

“Expropriation” means any of the following:

(a)	the seizure, nationalisation, expropriation or compulsory acquisition by the State of:

(a)	the capital in the Company; or

(b)	all or any of the Assets that has a material impact on the ability of the Company to conduct the Business (without regard to the ability or ease of replacement thereof); or

(b)	the receipt of a binding order from a Governmental Agency requiring the Company to sell or divest itself of all or any of the Assets that has or would have a material impact on the ability of the Company to conduct the Business.

“Extraordinary Events” means any event, circumstance or imminent threat of an event or circumstance in the nature of the non-availability of suitable shipping or transport facilities or corridors, electrical power, gas, water or other utilities, any delay in or refusal to issue a Permit (including any Additional Permit), any restrictions imposed by the State or a foreign government that has jurisdiction over the Company or its operations which affect, inter alia, the production, transport, storage, export or sale of Mine Product, any other action by a Governmental Agency or an agency of any foreign government that materially impedes the Business, including any act of Termination (provided that the State shall not be entitled to claim a Force Majeure event or Extraordinary Event as a result of such delay, refusal, restriction or other action arising from State), but not including:

(a)	any event which is caused by the negligence or intentional action of a Party or such Party’s sub-contractor (or either of their agents or employees); or

(b)	insufficiency of funds or failure to make any payment required under this Agreement..

“Fiscal Burden” means the Tax and other financial burdens, in the aggregate, borne by the Company in relation to the Business and the Company at the relevant time.

“Financial Year” means a twelve (12) month period in respect of which CIT is calculated in Malaŵi.

“Force Majeure” means an event, circumstance or imminent threat of an event or circumstance which is beyond the reasonable control of a Party (and not resulting from an act or omission of such Party) and includes any event or circumstance or imminent threat in the nature of an act of war (whether declared or undeclared), invasion, armed conflict, an act of a foreign enemy, an act of terrorism, martial law, military or usurped power, insurrection, revolution, civil disturbance, blockade, riot, embargo, sanction, strike, lock-out or other labour conflict, sabotage, criminal damage, land dispute, pandemic, epidemic, plague, earthquake, subsidence, heave, landslip, collapse, rock fall, storm, cyclone, flood, explosion, fire, lightning or other adverse weather conditions, or radioactive or chemical contamination or ionising radiation.

“State” means the Republic of Malaŵi, including, where applicable, authorised Ministers, officers, agents and any Governmental Agency.

“Governmental Agency’’ means a State or a governmental, semi-governmental, administrative, fiscal or judicial body, ministry, department, commission, authority, tribunal, agency or other entity of the State or any political subdivision thereof, including any (i) national, regional, district, local or other government (including the District of Phalombe), (ii) court or stock exchange, (iii) State -empowered organization, bureau, board or instrumentality, and (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority by virtue of power conferred upon it by State.

“Gross Revenues” means gross revenue actually received from the sale of Mine Product mined or otherwise recovered from the Mining Licence Area.

“Health and Safety Plan” means a health and safety plan that takes into account the terms of this Agreement, the Mines and Minerals Act, and all applicable Employment and Safety Legislation.

“IFRS” means International Financial Reporting Standards.

“Infrastructure Area” means an area within the Region (that may be within the Contract Area, but outside of the Mining Licence Area), which is proposed, intended or designed as an area to support Mining Operations or Adjunct Operations, including any area in respect of which Water Permits have been granted.

“Infrastructure Committee” has the meaning given to that term in Clause 8.1.

“Infrastructure Report” has the meaning given to that term in Clause 8.12.

“International Exchange” means any stock exchange outside of Malaŵi on which shares are generally traded, including the Toronto Stock Exchange, TSX Venture Exchange, London Stock Exchange, AIM Market, Australian Securities Exchange, Johannesburg Stock Exchange, Euronext, Nasdaq Stock Market or New York Stock Exchange.

“International Investment Legislation” means international investment treaty law and jurisprudence.

“Kwacha” or “K” means the lawful currency of Malaŵi.

“Land Legislation” includes the following:

(a)	Land Act (No. 16 of 2016);
(b)	Lands Acquisition and Compensation Act (No. 21 of 1970);
(c)	Lands Acquisition (Amendment) Act (No. 9 of 2017);
(d)	Registered Land Act (Cap 58:01 Act No. 6 of 1967);
(e)	Customary Land Act (No. 19 of 2016);
(f)	Deeds Registration Act (Cap 58:02);
(g)	Adjudication of Title Act (Cap 58:05);
(h)	Land Survey Act (No. 18 of 2016);
(i)	Physical Planning Act (No. 17 of 2016);
(j)	Local Government Act (Cap 22:01);
(k)	Local Government (Amendment) Act (No. 10 of 2017);
(l)	Physical Planning Act (No. 17 of 2016); and
(m)	Conveyancing Act (Cap 58:03).

“Land User” means a person who, as at the Agreement Date, claims to have, or has, a right of access over the Mining Licence Area or any Infrastructure Area, including Legal Land Users.

“Law” means the Enabling Legislation and any other applicable law, statute, decree, Instrument, rule, regulation, form, judicial act or decision, judgment, order, proclamation, directive, executive order, treaty, policy or other sovereign act of the State, other than this Agreement and any Law approving same.

“Legal Land User” means Permanent Occupants and those persons who, as at the Agreement Date, were lawfully entitled to have a right of access over the Mining Licence Area or any Infrastructure Area, including those who have user rights to such land by marriage or customary arrangements.

“Local Business” means a business that is Controlled by one or more Malaŵi citizens.

“Malaŵi” means the Republic of Malaŵi.

“Malaŵi Bank Account” means a bank account (or bank accounts if more than one foreign currency) operated by Standard Bank of Malaŵi (or any other bank designated by the Company and approved by the State, acting reasonably) and into which foreign currency is to be deposited hereunder.

“Material Adverse Effect” means a material adverse change, including a Change in Law, that affects:

(a)	a Party’s ability to comply with its material obligations under this Agreement; or

(b)	any material rights of a Party under this Agreement; or

(c)	the value of the Business or the Company.

“Mine Sketch Map” means a detailed map that outlines the area of any proposed Mining Licence in accordance with the Mines and Minerals Act, which area may include all parts of the Contract Area which:

(a)	have present or future mineral potential, including parts where there exist any mineral resources or mineral reserves (including inferred resources) within the meaning of section 1.2 of National Instrument 43-101 (Standards of Disclosure for Mineral Projects), as it may be amended or replaced;

(b)	have anticipated use or utility for access or egress rights, mine workings, buildings or other facilities, infrastructure or any other useful purpose; and

(c)	such area does not exceed 250 km2.

“Mine Product” means product resulting from Mining Operations in the Contract Area, which is intended to be sold for value.

“Mineral” has the meaning given to the term “mineral” in the Mines and Minerals Act.

“Mineral Holder” means the Company, or any Affiliate thereof, that now holds, or at any time in the future holds, any Mineral Right of any kind insofar as it concerns the Contract Area.

“Mineral Legislation” includes any Law governing one or more of the matters provided for in this Agreement, including the Mines and Minerals Act and Environmental Laws, as well as any Law that may amend or replace the same in the future.

“Mineral Right” means any form of mineral or mining tenure, including all forms of “mineral tenement” as defined in the Mines and Minerals Act.

“Mines and Minerals Act” means the Mines and Minerals Act (Act No 25 of 2023).

“Minimum Employment Guarantee” has the meaning given to that term in Clause 7.2.

“Mining” has the extended meaning given to the term “mine” in the Mines and Minerals Act and, for the purpose of this Agreement, includes all beneficiation and treatment operations contemplated in the BFS (or subsequently established in connection with Mining on the Property) and all ancillary and consequential operations related thereto, including Adjunct Operations.

“Mining Licence” means a large-scale mining licence issued under the Mines and Minerals Act.

“Mining Licence Area” means that land area covered by any Mining Licence within, in whole or in part, the boundaries of the Property.

“Mining Operations” means any operations carried on for the purpose of producing Mine Product.

“Minister” means the Minister responsible for Mines and Minerals Act.

“Minister of Environment” means the Minister responsible for the Environment Management Act (No. 19 of 2017).

“Minister of Finance” means the Minister responsible for finance.

“Minister of Labour” means the Minister responsible for labour.

“Ministry” means the Ministry responsible for Mining.

“MSE” means the Malaŵi Stock Exchange licenced under the Financial Services Act (Cap 44:05) and operating under the Securities Act (46:06) and the Companies Act (Cap 46:03).

“Net Expenditures” means the total expenditures incurred, and contractually committed, by the Company or its Affiliates, in respect of the Business less any revenues generated from such Business, since the date of the BFS.

“Normal Operations” means the period commencing on the second (2nd) anniversary following Commercial Production during which:

(a)	the mining of ore and the sale of Mine Products is taking place on the Property in accordance with at least seventy-five per cent (75%) of the forecasts projected in the BFS; and

(b)	there exists no Dispute hereunder.

“Notice” means any written communication, consent, demand, approval or other communication required or permitted to be given under Clause 18.4; derivatives thereof, including “Notify”, “Notified”, and “Notification,” shall have a similar meaning.

“Parties” means the parties who are for the time being original parties to this Agreement or parties added or substituted pursuant to Chapter 12, and “Party” means any one of them.

“Permanently Occupying” means those persons who, as at the Agreement Date, were residing within a Domestic Dwelling within the Mining Licence Area or any Infrastructure Area, and a “Permanent Occupant” shall mean any such person.

“Permit” means any consent, permit, licence, plan, authorisation, permission, notification, waiver, order, exemption, visa or other approval, which is issued, granted or required under Law in respect of the Business, including any Permit to exchange currency, export Mine Product or to import goods into Malaŵi for purposes of the Business.

“Politically Exposed Person” has the meaning given to the phrase under the Financial Crimes Act (Cap 7:07).

“Property” means:

(a)	those retention licences attached hereto as Schedule 1; and

(b)	any Additional Mineral Rights;

including all rights to mine and other privileges appurtenant to the Property and all real property attached thereto.

“Public Land” has the meaning given to the term in the Land Act (No. 16 of 2016).

“Quarter” means:

(a)	January, February and March;

(b)	April, May and June;

(c)	July, August and September; or

(d)	October, November and December,

as the case may  be.

“Region” means an area of 20 kilometres surrounding the Property boundaries, excluding any area falling within Mozambique, as shown on the map attached hereto as Schedule 4.

“Regulatory Authority” means the Mines and Minerals Regulatory Authority established under the Mining and Minerals Act

“Rehabilitation and Mine Closure Plan” means a plan contemplated under the Mines and Minerals Act.

“Rehabilitation Works” means the rehabilitation of an area damaged by Mining Operations or Adjunct Operations, including the reinstatement, levelling, regrassing, reforesting and contouring of any part of a Mining Licence Area or any Infrastructure Area that may have been damaged or deleteriously affected by such operations and the filling in, sealing or fencing off of excavations, shafts and tunnels.

“Reported Year” has the meaning given to that term in Clause 2.4.

“Reporting Year” has the meaning given to that term in Clause 2.4.

“Representative” means an officer, director, employee or agent of the Company, an Affiliate thereof, or a contractor to the Company.

“Resettlement Plan” means a plan to relocate persons pursuant to Clause 8.16.

“Royalty” has the meaning given to that term in Clause 4.3.

“Share Block” means shares carrying ten per cent (10%) or more of the outstanding votes exercisable at a general meeting of the relevant legal entity.

“Stability Period” means the period commencing on the date the Mining Licence is granted and ending on the tenth (10th) anniversary thereof.

“Tax” means any charge, fee, levy, duty, license fee or otherwise collected under Tax Legislation

“Tax Legislation” Shall include the following:

(a)	Taxation Act (Cap 41:01);

(b)	Value Added Tax Act (Cap 42:02);

(c)	Customs and Excise Tax Act (Cap 42:01);

(d)	Tax Administration Act (Act 13 of 2021);

(e)	Malaŵi Revenue Authority Act (Cap 39:07);

(f)	Revenue Appeals Tribunal Act (Act 14 of 2021);

(g)	Stamp Duties Act (Cap 43:01); and

(h)	Estate Duties Act (Cap 43:02).

“Tax Authority” means any taxing or other authority competent to impose, determine, collect or administer any Tax.

“Tax Refund” has the meaning given to that term in Clause 0.

“Taxation Act” means the Taxation Act (Cap 41:01).

“TEVET Fund” means the Technical, Entrepreneurial and Vocational Education and Training Fund established under the Technical, Entrepreneurial and Vocational Education and Training Act (Cap 55:06).

“Thin Capitalisation Ratio” means, as at the relevant reference date, the ratio of total liabilities to shareholders’ equity as reported in the relevant Accounts.

“Time Factor” means Xn, where X equals 1.1 and n equals the number of anniversaries since the Agreement Date.

“Tribunal” means an independent body appointed to make a determination on a matter the subject of Arbitration constituted pursuant to this Agreement.

“US$” means the lawful currency of the United States of America.

“Water Legislation” means the Water Resources Act (No. 2 of 2013) and the Water Works Act (No. 17 of 1995).

“Water Permit” has the meaning given to that term in Clause 8.11.

“Water Requirements” has the meaning given to that term in Clause 8.11.

“Website” means a website used by the Company presently or established at any time in the future, whether or not specifically dedicated to the purposes of this Agreement.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	monetary references are references to Kwacha unless otherwise specifically expressed;

(b)	headings do not affect the interpretation or construction;

(c)	words importing the singular include the plural and vice versa;

(d)	words importing any gender include the other gender;

(e)	references to a person include a partnership, firm, company or corporation and any instrumentality of the State or any political sub-division of it;

(f)	the meaning of general words is not limited by specific examples introduced by “including” or similar expressions;

(g)	if there is any reference in this Agreement to a Law, the reference shall be read as meaning the relevant Law as amended; and

(h)	if there is any reference in this Agreement to any State functionary, report or other similar thing, such reference shall be read as any successor or substitute State functionary, report or other similar thing (and any definition in this Agreement shall be construed accordingly), where applicable and reasonable to do so.

1.3	Schedules

The Schedules shown below and attached hereto form a part of this Agreement.

Schedule 1	– Property
Schedule 2	– Fiscal Regime
Schedule 3	– Community Engagement Protocol
Schedule 4	– Mine Sketch Map
Schedule 5	– Worker Categories and Training Targets
Schedule 6	– Mineral Title and Related Matters
Schedule 7	– Notice Deliveries
Schedule 8	– Review Provisions

CHAPTER 2 – TRANSPARENCY AND EXPECTATIONS

2.	Commencement and Validity

This Agreement shall be binding on the Parties and commence on the date when it has been signed by all Parties (“Agreement Date”).

2.2	Expected Benefits

It is understood that the following benefits in this Agreement are expected to be received by the State:

(a)	the Minimum Employment Guarantee; and

(b)	the Minimum Training Guarantee.

Where the Company fails to provide such Minimum Guarantees, then the financial and other penalties set out in this Agreement apply.

2.3	Annual Accounts

Subject to section 266 of the Mines and Minerals Act, all Accounts shall be audited by an independent accounting firm of international repute.

2.4	Annual Reports

The Company shall keep the State informed of its activities and operations through annual reports to the Ministry. Such reports shall be provided in respect of a given year (“Reported Year”) on or before 31 March of the following year (“Reporting Year’’). Without limiting the information that is required to be filed under the Mines and Minerals Act, the annual report shall include:

(a)	the Accounts;

(b)	the number of workers Engaged by the Company as at 31st December of the Reported Year, including a breakdown of those who are foreign versus Malaŵian citizens;

(c)	the number of units of production, if any, during the Reported Year;

(d)	the value of tenders awarded to Local Businesses in the Reported Year, along with the percentage of its annual procurement (measured in K) awarded to such businesses;

(e)	any difficulties encountered in the execution or administration of this Agreement or any Law within Malaŵi;

(f)	the Beneficial Ownership Update Information; and

(g)	the location of the Website for purposes of this Agreement.

2.5	Quarterly Reports

Subject to the Mines and Minerals Act, the Company shall provide Quarterly reports to the Ministry within 60 days of the completion of each Quarter. The Quarterly reports shall contain the following information:

(a)	quantities of ore mined and average head grades; and

(b)	quantities of Mine Product exported and sold, and the prices obtained therefor.

2.6	Commencement of Commercial Production

The Company shall notify the Ministry of the date upon which the commencement of Commercial Production occurred within thirty (30) days of the occurrence thereof.

CHAPTER 3 – MINES AND MINERALS ACT MATTERS

3.1	Grant of Mining Licence

The Company may apply for a Mining Licence pursuant to the Mines and Minerals Act, upon delivery of the documentation as specified in the Mines and Minerals Act, and the State shall grant a Mining Licence upon receipt of same. The terms of the Mining Licence shall be in accordance with the Mines and Minerals Act, including the following:

(a)	the Mining Licence shall be a large-scale mining licence;

(b)	the Mining Licence shall cover all Minerals within the Contract Area;

(c)	the Mining Licence shall have a duration equal to twenty-five (25) years; and

(d)	the Mining Licence shall incorporate the area recommended by the BFS and conform in size and shape to the requirements of the Mines and Minerals Act.

Subject to the Mines and Minerals Act, no conditions shall apply to the Mining Licence unless otherwise agreed by the Company.

3.2	Mines and Minerals Act

It is acknowledged by the Parties that the Mines and Minerals Act shall apply to the Company with respect to the Contract Area. The principles set out in Schedule 6 shall be applied in the administration of the Mines and Minerals Act by the State.

3.3	Plans Under Mines and Minerals Act

Subsequent to the commencement of Commercial Production, the Company shall produce and deliver to the State on or before the 31st day of each December (unless timing is otherwise prescribed under the Mines and Minerals Act):

(a)	an updated mining operations plan, which shall include:

(i)	all areas of expected mining in the next 12 months;

(ii)	all areas in which mining took place in the prior 12 months;

(iii)	all areas in which rehabilitation measures have taken place, including backfilled stopes;

(iv)	the information required under the Mines and Minerals Act;

(b)	an updated mine site plan, which shall include:

(i)	the location of all mining licence(s);

(ii)	any fenced or other secured areas;

(iii)	all existing buildings, facilities and infrastructure, including surface mine workings;

(iv)	any proposed buildings, facilities and infrastructure, including surface mine workings, in the next 12 months; and

(c)	an updated mine waste management plan, which shall include:

(i)	the location of all waste dumps and the slope and stability of same, along with any plans as to pre-rehabilitation; and

(ii)	the location of all refuse storage facilities and the procedures applicable to the disposal, recycling, reclamation or removal of the same.

3.4	Review of Plans

The updated plans shall be reviewed and approved as provided in the Mines and Minerals Act, but there shall be no suspension or cancellation of operations pending any such approval, unless:

(a)	immediate action is needed to prevent harm to the Environment, property or persons or to remedy or mitigate any such harm and, following the giving of Notice to the Company, the Company refuses to take such action; or

(b)	there has been an Arbitration following the exhaustion of all available appeals under the Mines and Minerals Act and the Tribunal has determined that a suspension of operations ought to be ordered pending agreement between the Parties on any such plan.

3.5	Cancellation and Suspension

Subject to Clauses 3.4 and 8.15, and this Clause 3.5, in no event shall an Authorised Person cancel or purport to cancel or suspend a Mineral Right in respect of the Contract Area during the currency hereof; any matter that leads an Authorised Person to believe that a Mineral Right ought to be cancelled or suspended may be Notified to the Company by the State as a Dispute. The Tribunal shall have the power to order the cancellation or suspension of a Mineral Right only if:

(a)	a gross disregard of material provisions of the Mines and Minerals Act and material breach of this Agreement has occurred; and

(b)	there exists no other practical remedy other than a cancellation or suspension of the relevant Mineral Right.

3.6	Production Levels

The Parties acknowledge that the Company may curtail production as it deems fit. The Parties further acknowledge that the Company may suspend production:

(a)	immediately, where the matter is an emergency, provided Notice is given to the State forthwith thereafter; or otherwise

(b)	upon first giving at least thirty (30) days prior Notice to the State.

The Notice shall provide an explanation for the suspension or planned suspension of Mining Operations. The State agrees to reduce, vary or suspend, as necessary, any obligations hereunder that cannot be met as a result of such suspension of Mining Operations, including any of the Minimum Guarantees; any time period associated with any such obligation shall be extended by the period of such curtailment or suspension, as the case may be. The State agrees that no direction to resume production shall be given by the State in any circumstance.

CHAPTER 4 – FISCAL MATTERS

4.1	Fiscal Compliance

(a)	The Parties agree that the provisions of the Tax Legislation shall apply.

(b)	For avoidance of doubt, the parties hereby agree in as far as fiscal matters are concerned that Schedule 2 shall apply.

4.2	Fiscal Benefits

The following benefits shall be conferred upon the Company by the State:

(a)	Special Permits: Permits or certificates required to enable the Company to benefit from investment incentives offered under the Customs and Excise Act (Cap. 42:01), the Taxation Act (Cap. 41:01), and the Value Added Tax Act (Cap. 42:02);

(b)	Stability Period: a period of stability equal to the Stability Period during which no Change in Tax Law that materially impairs or interferes with the Business or that materially and adversely affects the value of the Business shall affect the Company; and

(c)	Anti-Discrimination Protection: upon expiry of the Stability Period, protection from any Change in Law that would specifically discriminate against the Company or Affiliates of the Company in respect of any matter, including any fiscal matter, vis-à-vis other companies in the mining industry.

4.3	Royalty

4.4	Gross Royalty Payable

The Company shall pay to the State a royalty (Royalty) at 5% of the gross revenue at Mine-gate. The Royalty base will be calculated as the proceeds that the Company receives through the sale of Mine Product into the spot market or contract as appropriate for each sale, net of post-Mine Gate costs.

4.5	Royalty Base

(a)	In calculating the Royalty base, the Company shall be entitled to the following Arm’s Length deductions in determining the full commercial value at the Mine-gate:

(i)	directly related discounts, commissions and marketing costs;

(ii)	costs of compliance with international safeguard requirements;

(iii)	transport, logistics and associated costs incurred in transporting the Mine Product from Mine-gate to the Point of Sale including:

(A)	transport costs to the port of loading;

(B)	port, handling and storage charges at the port of loading;

(C)	ocean freight, shipping agency fees and demurrage charges incurred after loading and at port of discharge;

(D)	marine insurance;

(E)	port, handling and storage charges at the port of discharge;

(F)	weighing, sampling, assaying, inspection and representation costs incurred on discharge or delivery;

(G)	import taxes payable in the country of the port of discharge;

(H)	any transport costs or expenses imposed on the Company by a country which the Mine Product is transported through or exported from; and

(I)	any other costs incurred by the Company (including relevant costs charged by way of management fees) related to the transport and sale of Mine Product.

(b)	In the market the Mine Product will be sold into it is customary to enter into term contracts of varying length which may involve fixing prices at the time the contract is entered into, using market related prices, which may include a price ceiling and a floor or other market standard pricing mechanisms. Such contracted prices may not resemble the quoted spot price at the time of sale.

(c)	The State acknowledges this and accepts that the full commercial value of the Mine Product at Minegate will be the Gross Revenue after deducting the costs referred to in clause 4.5(a).

4.6	Calculation Records

(a)	For the purpose of determining the Royalty payable in respect of any sale of Mine Product under this Agreement, the Company shall take reasonable steps (either by the certificate of a competent independent party acceptable to the Commissioner General or otherwise to the Commissioner General’s satisfaction) to satisfy the State as to the correctness of all relevant weights, assays and analyses for the purposes of the Royalty calculation in accordance with clause 4.4 and shall give due regard to any objection or representation made by the Commissioner General as to any weight, assay or analysis affecting the Royalty calculation.

(b)	The gross sum realized and any claimed deduction with respect to the calculation of the Royalty shall be supported by such information as the Commissioner General may reasonably require and in the absence of such supporting documentation may be disallowed by the Commissioner General. Any claimed deduction may be subject to audit by the Commissioner General.

4.7	Capital Gains Tax (CGT)

Where there is a change in effective control, CGT shall be charged where a gain has been realised by the Company which is the reporting company in Malaŵi, but CGT is otherwise payable under section 27 (7) of the Taxation Act.

4.8	Affiliate Sales

The Company shall sell all Mine Product on Arms’ Length Terms. Where the Company does not sell Mine Product to a third party, but rather an Affiliate, it shall provide details of such sales in its Accounts, including the terms thereof. The State shall be free to object to any such terms of sale within a period of thirty-six (36) months of its receipt of such Accounts. Should the State fail to object to such terms within such time period, the terms of sale to such Affiliate shall be deemed to have been on Arms’ Length Terms. Where the State objects to such terms within such time period, the Parties shall refer the matter to an Expert and, where applicable, any reduction or additional Tax, together with interest thereon, shall be paid or reimbursed, as the case may be.

4.9	VAT

The Company will provide a list of goods and services (including the materials, equipment and consumables) that might be required to be procured for purposes of the Business. The State shall ensure that the Company enjoys the benefit of the fiscal regime under the Taxation Act and under this Agreement.

4.8	Set-Off

Where the Company has made an application to the Commissioner General for a refund in respect of Tax and verily believes, on the basis of legal advice, that it is owed a refund, rebate, release, credit or other form of Tax benefit or payment by the State (a “Tax Refund”), and if the refund is not effected within a period of 90 days from the date of the application, the company may in lieu of payment offset any Tax or other payment due to the State (whether due under this Agreement ) against the Tax Refund until the Tax Refund is fully offset. The Company shall notify the State of any reliance upon this Clause 0. Where any offset has been made and the Dispute is ultimately determined in favor of the State, the Company shall, within 90 days from the date of the determination, pay to the State any portion of the Tax Refund, together with interest, that was held not to be owing to the Company.

CHAPTER 5 – COMPANY MATTERS

5.1	Thin Capitalisation Ratio

The Company shall maintain a Thin Capitalisation Ratio of no more than 3:1.

5.2	MSE Listing

The Company shall exercise its best endeavours to list the Company on the MSE. The listing on the MSE shall take place no later than 36 months from the Effective Date.

For purposes of this clause, Best Endeavours means the taking by the relevant Party of all lawful, reasonable steps in such Party’s power but nothing requires the relevant Party to pay money or incur expenses which are not required to be paid or incurred in the ordinary course.

5.3	Equity Interest

In satisfaction of the Mines and Minerals Act, the State agrees to exercise its right to a free equity ownership interest within the time period specified in the Mines and Minerals Act (or shall be deemed to have waived such benefit). Where it so elects, the State agrees to accept Class B Shares in any and all Mineral Holders that hold a Mining Licence pertaining to the Property, which shall entitle the holder to:

(a)	exercise 10% of the voting rights of the Mineral Holder;

(b)	receive 10% of all dividends of the Mineral Holder if and when declared; and

(c)	for so long as the State holds all the Class B Shares referred to in this Clause 5.2, the State shall be entitled to appoint one (1) member to the board of directors of the Company,

without any obligation to make capital contributions of any kind and notwithstanding the contribution of further equity made by the Company in respect of any share capital other than the Class B Shares. This Agreement shall be deemed to be the agreement contemplated under the Mines and Minerals Act.

5.4	Anti-Corruption

The Company and the State covenant to comply with any Law that prohibits the offering of or demand for any inappropriate, material gift, payment or other benefit to or by any person that holds office with, or is an employee or agent of, the State with the intent of influencing such person to do something that he or she is not obligated to do.

CHAPTER 6 – IMPORT AND EXPORT MATTERS

6.1	Imports

The Company may import goods specifically and exclusively for use in the Business free of import duty, value-added tax and other applicable Taxes, including materials (e.g., pipe, steel), consumables (e.g., reagents, fuel, lubricants, spare parts), plant and equipment (e.g., yellow goods, vehicles). When a Permit is needed therefor, the State shall, upon application, which application shall specify the nature of the goods to be imported, grant the Permit in a timely manner. When importing goods to be used in the Business, the State shall provide certificates of exemption from pre-shipment inspections, where applicable.

6.2	Exports

The Company shall be free to transport, export and market Mine Product free of duty and other Taxes. The Company shall also be entitled to export capital goods free of Taxes. Should the Company require a Permit for such purpose, then such permit shall be granted, for a maximum term permissible by Law, promptly upon application being made therefor.

6.3	Expat Conditions

The State shall allow expatriate personnel referred to in Clause 7.4 to remit monies from their employment and to import personal and household effects as well as vehicles, on the terms provided therefor in accordance with Laws as of the Agreement Date.

CHAPTER 7 – COMMUNITY, EMPLOYMENT AND PROCUREMENT

7.1	Community Development

The Company agrees to implement a Community Engagement Plan that complies with Law and, to the extent practicable, embraces the concepts outlined in the Community Engagement Protocol. The State agrees that the Community Engagement Protocol constitutes an acceptable plan for the identification and engagement of Communities within the Region.

7.2	Employment Quota

During the first five (5) years of Normal Operations, the Company agrees to Engage not less than one hundred and fifty (150) Malaŵian citizens (“Minimum Employment Guarantee”). Where the Company fails to meet the Minimum Employment Guarantee during any Financial Year of Normal Operations, it shall make payment to the TEVET Fund, within ninety (90) days of the end of any such Financial Year, of a sum equal to:

(a)	the difference between the number of Malaŵian citizens Engaged by the Company necessary to satisfy the Minimum Employment Guarantee and the base load,

multiplied by:

(b)	sixty per cent (60%) of the Average Employee Cost.

For purposes of this Clause 7.2, “base load” means the number of Malaŵian citizens Engaged by the Company as at the final day of the relevant Financial Year.

7.3	Training

The Company shall train Malaŵian citizens Engaged by the Company for the purpose of improving their skills and knowledge. The Company shall establish and update an employment and training plan that is consistent with the Mines and Minerals Act.

7.4	Foreign Workers

The State (through the Director General of the Department of Immigration and Citizenship Services) shall grant the relevant work permit to expatriates employed or to be employed by the Company where:

(a)	the relevant person is a semi-skilled, skilled or highly-skilled worker; and

(b)	the Company is, and would remain following such permission, in compliance with the targets set out in Schedule 5.

All such Permits shall be renewed, on request of the Company or its consultants, contractors or sub-contractors, as the case may be, provided that the State need not renew any such Permit in respect of a particular person beyond an aggregate residency period of eight (8) years. All Permits so granted shall entitle any spouse or child (dependent or under the age of eighteen (18)) of any such person to also reside within Malaŵi during the currency of such Permit.

7.5	Tender Criteria

The Company shall develop a goods and services procurement plan and a business development assistance plan consistent with the Mines and Minerals Act. These plans shall address how to engage local businesses in the supply of goods and services where competitive. It is acknowledged that in assessing whether or not a tender by a Local Business is competitive with a tender by an international supplier, the Company may consider if:

(a)	the tender meets the specifications of the invitation to tender, including any reasonable requirements as to operating history, financial capacity or technical capacity;

(b)	the tender is competitive in cost;

(c)	the tender meets the delivery requirements of the Company;

(d)	the Local Business has not previously had performance issues with the Company or any third party in relation to any other contract;

(e)	the tender meets the quality requirements of the Company; and

(f)	the tender and the Local Business are bona fide.

A tender shall not be considered competitive in cost where it is more than 2.5% higher than an alternative tender or, where the contract is in excess of US$10,000,000, 1% higher.

CHAPTER 8 – INFRASTRUCTURE AND LAND

8.1	Infrastructure Committee

The Company and the State hereby agree to the formation of a committee (“Infrastructure Committee”) consisting of three (3) representatives of the State (to be Notified) and three (3) representatives of the Company (to be Notified). The Infrastructure Committee shall:

(a)	be chaired by a State representative;

(b)	meet on not less than five (5) days’ Notice by any representative either (i) by telephone conference or video conference or by means of similar communication equipment (if all representatives forming a quorum are in agreement) or (ii) physically (at a place to be specified in such Notice, provided the place is located in Malaŵi): and

(c)	be quorate if at least one representative from each of the State and the Company are in attendance at the meeting.

8.2	Infrastructure Report(s)

The Infrastructure Committee shall appoint, as soon as practical and within 90 days from the Agreement Date, by unanimity, independent and experienced consultants to review road, rail, communication and any other infrastructure linkages required for the Business and shall make recommendations in respect thereof, as well as detailed estimates of the costs of any recommended work (each such report, an “Infrastructure Report”). The appointed consultants shall meet with both State and Company representatives in the course of their work in order to understand, as fully as possible, the objectives, budgets, concerns and limitations that each may have in respect of any such linkages, as well as any implications with various infrastructure options, such as any timing, resettlement, local planning, commercial and security implications. The costs of appointed consultants shall be borne by the Company.

8.3	Acceptance of Reports

The State shall cause the chairperson of the Infrastructure Committee to circulate an Infrastructure Report to the members thereof without delay and, within thirty (30) days of its receipt of the same, the Parties shall cause the Infrastructure Committee to meet to review any such report. The Infrastructure Report shall be accepted, rejected or accepted with amendments. Where an Infrastructure Report is unanimously accepted or accepted with amendments by all those representatives present at a meeting to consider such report, then the provisions of Clause 8.4 shall apply; otherwise, either Party may refer the matter to an Expert. The Expert shall determine whether or not the recommendation(s) made in the Infrastructure Report:

(a)	are reasonable, practical and capable of implementation;

(b)	are supported by either Party;

(c)	if not supported by a Party, could be supported by such Party with reasonable amendments thereto; and

(d)	the best option available (bearing in mind the objectives, budgets, concerns and limitations that each may have in respect of any such linkages, as well as any implications with various infrastructure options, such as any timing, resettlement, local planning, commercial and security implications);

and his or her decision shall be binding on the Parties.

8.4	Infrastructure Works

Where an Infrastructure Report has been agreed between the Parties or determined by an Expert pursuant to Clause 8.3, the responsible party in the Infrastructure Report or the determination shall:

(a)	take all reasonable steps required to cause the infrastructure works to be performed, including the appointment of any construction contractors, the expropriation of any land and the establishment of any easement (as provided in Clause 8.14); and

(b)	authorise and take all action in respect of all costs of any such infrastructure work, including the costs of any construction contractors, public consultations and the payment of any compensation to third parties affected by the infrastructure work in accordance with the Lands Acquisition and Compensation Act (Cap. 58:04).

The State shall authorise and take all reasonable actions to implement the recommendations made in an Infrastructure Report without delay or within the timescales outlined in any such report.

8.5	Failure to Contract

Should the State fail to commence (or cause one or more construction contractors to commence) and thereafter diligently continue any works contemplated in an Infrastructure Report within a period as shall be determined by the Infrastructure Committee (and there exists no reasonable justification for such failure or delay) then the Company may give Notice to the State at any time thereafter electing to constitute such failure as an event of default or Termination.

8.6	Road Maintenance

The State shall maintain or cause to be maintained those public roads under the control of the Malaŵi Roads Authority or the Phalombe District Council or their respective successors which may be used by the Company for the purposes of its Business. It is recognised that the Company may also incur costs in maintaining any road necessary for its Business (including any road running between Migowi and Songwe Hill). All such costs shall be:

(a)	Notified by the Company to the State prior to the commencement of the maintenance works and the Parties, shall use their best endeavours to agree to the projected costs within the suggested time frames indicated in the Notification depending on the urgency of the matter and, if disputed, resolved by reference to an Expert; and

(b)	treated as a deductible expense in the calculation of Company Tax.

8.7	Community Road Use

The Company shall allow the public and the State to use, free of charge, any roads within the Contract Area and any Infrastructure Area constructed and/or maintained by the Company, provided such area is not fenced off by the Company, and the use is considered safe to members of the public (and does not violate the Health and Safety Plan), does not unduly degrade the security of mine facilities or equipment and does not prejudice or interfere with the Company’s operations under this Agreement.

8.8	Power Distribution Cost

Should the Company Notify the State that it wishes to be supplied with power by ESCOM at the Contract Area or any Infrastructure Area, or both, then the following shall apply:

(a)	the maximum power that the Company may elect to receive from ESCOM shall be limited to thirty (30) megawatts of power;

(b)	the substation from which such power shall be supplied shall be determined by ESCOM in consultation with the Company; and

(c)	the transformer locations to which such power is connected shall be chosen by the Company in consultation with ESCOM and included in the Notification.

If the Notification is given within sixty (60) days of the Agreement Date, then all relevant works to supply power to the substation and thence to the transformer locations shall be included in an Infrastructure Report pursuant to Clause 8.2, and the appointed consultants shall be provided with access to ESCOM officials for such purpose. The Infrastructure Committee may call meetings to consider any of the matters relating to the supply of power by ESCOM and may seek the State’s assistance in requesting the attendance of ESCOM representatives at any such meeting.

8.9	Independent Power Supply

The Company may determine that it does not wish to procure all or any of its power from ESCOM, in which event the Company:

(a)	shall give Notice to the State (and all members of the Infrastructure Committee) within sixty (60) days from the Agreement Date and specify the power (megawatts) that it intends to supply to itself;

(b)	may install, own and operate, or have installed and operated for its benefit, without cost to ESCOM, at an appropriate location within the Contract Area or any Infrastructure Area, plant or equipment of sufficient capacity to generate power for its Business; and

(c)	may transmit any such power within the Contract Area and any Infrastructure Area and, subject to any Permit, to any Community.

In the event that the Company or any of its contractors requires any Permit to do the foregoing, including a licence under the Electricity Act (Cap 73:01) from the Malaŵi Energy Regulatory Authority, then the State shall if requested by the Company, provide any supporting documents and all the assistance necessary for the application and receiving the permit.

8.10	Power Supply Cost

The Company shall pay for all power supplied by ESCOM at a rate of power to be agreed with ESCOM, provided, however, that the rate of power is consistent with the cost supplied by ESCOM to its largest commercial customers.

8.11	Water Use from Property

The Company shall Notify the State of its annual and minimum daily water requirements for use in the Business (“Water Requirements”) prior to the commencement of Commercial Production. To the fullest extent reasonably practicable, the Company shall use water sourced from the Property to meet its Water Requirements, subject to the Company’s ongoing compliance with all Environmental Laws and its Environmental and Social Management Plan. In the event that the Company requires a Permit to use such water, including a licence under the Water Resources Act (No. 2 of 2013) from the National Water Resources Authority (“Water Permit”), then the State shall assist the Company in applying for and receiving such Permit, subject to such usual and customary conditions as may be applicable thereto.

8.12	Water Use from Surrounding Lands

Where needed to meet its Water Requirements, the Company may apply for a Water Permit to take water from surrounding lands, rivers, ground water or other sources, provided that the Company has retained an experienced hydrological consultant to prepare a report offering reasonable evidence that water can be drawn by the Company in the specified volume without materially impacting:

(a)	other users; or

(b)	the quality of such water source.

The State shall, if requested by the Company, provide supporting documents and all the assistance necessary for the application and receiving any such water permits, subject to such usual and customary conditions as may be applicable thereto.

8.13	Water Infrastructure and Treatment

The Company shall be free to establish all infrastructure necessary to collect water within the Contract Area and any Infrastructure Area, as well as surrounding lands where so authorised under Clause 8.12, including necessary dams, catchments, bores, pumps, valves, pipes and pipelines, reticulation, meters, tanks, filtration plants, equipment and appurtenances necessary to draw, transport, use, reticulate and dispose of water. All water processed or managed pursuant to this Agreement shall be treated, as required, pursuant to all applicable Water Permit conditions and Environmental Laws. All such infrastructure shall be at the Company’s cost, but any needed easements over public lands shall be arranged by the State.

8.14	Public Land

Subject to applicable Law, the State shall grant, or arrange to have the appropriate authority grant, to the Company for such periods and on such terms and conditions as shall be reasonably necessary for purposes of the Business any and all leases, licences, easements, wayleaves and rights of way over Public Land and any other State -owned or -controlled land or customary land, including any of the following: railhead storage or handling facilities, accommodation areas, rail spur lines, railway lines, conveyors, private roads, tailings areas, waste dumps, beneficiation plants, water pipelines, pumping installations and reservoirs, power transmission lines, radio and communication sites, mine workings, and pits for accessing aggregate. The determination as to whether or not any such grants are reasonably necessary for purposes of the Business shall be resolved by reference to an Expert in the event of a Dispute. Where referred to an Expert, the Expert’s determination shall be final.

8.15	Emergency Access

In the event of an emergency within the Region, such as a fire or flood, the State may give Notice to the Company requesting that it provides assistance through the provision or deployment of plant, equipment or personnel for the protection of persons or property. The Company shall lend such assistance, where it is able and operationally safe to do so. The State and the Company shall coordinate all such activities so as to minimize any impact on the Company’s Business, but the Company accepts that it may be required to suspend operations where life, limb or property are in peril.

8.16	Resettlement Plan

In accordance with the Mines and Minerals Act, the Company shall outline any areas within the Mining Licence Area and any Infrastructure Area where surface rights are required, including any areas where there will be located or established buildings, facilities, infrastructure (including mine workings), waste dumps, tailings dams, power plants, mine-worker housing facilities, and access, egress or other transportation routes. The Company may give Notice requesting the State to remove any Land User from the Contract Area or any Infrastructure Area, or portions thereof, pursuant to a relocation plan (“Resettlement Plan”). A Resettlement Plan shall contemplate:

(a)	the timing for the removal of such Land Users;

(b)	the reestablishment of Permanent Occupants in new Domestic Dwellings having at least the same standard as those from which such persons were removed, along with any proposed compensation in accordance with Clause 8.18(a);

(c)	the payment of compensation to all other Legal Land Users, in accordance with Clause 8.18(b); and

(d)	the procedures to be adopted in order to distribute such compensation.

A Resettlement Plan may be updated at any time by the Company and submitted to the State for approval.

8.17	Compensation

The formula for compensation to any Legal Land User shall take into account the factors set out in the Mines and Minerals Act.

8.18	Classifications of Persons for Compensation

For purposes of clarity, there shall exist the following types of compensation claims:

(a)	Class A: This refers only to Permanent Occupants who are relocated pursuant to the Resettlement Plan. Compensation to Permanent Occupants shall be established solely by reference to the Resettlement Plan. Persons in this category shall be entitled to receive compensation based on the factors set out in the Mines and Minerals Act, but not:

(i)	insofar as similar or better land has been made bestowed upon a Permanent Occupant; and

(ii)	insofar as the loss of buildings is concerned where the replacement building(s) are equal in-measure to the building(s) that have been lost.

(b)	Class B: This refers to Legal Land Users who suffer losses, damages or harm from the Company’s activities or operations, but not Permanent Occupants who are relocated from the Contract Area pursuant to the Resettlement Plan. The Company shall be responsible for paying compensation to persons in this category in accordance with the Mines and Minerals Act.

(c)	Class C: This refers to persons who are not Legal Land Users and are affected by the Company’s activities, including other Land Users. The State hereby agrees that the Company shall not be responsible for paying compensation to any person falling within Class C the Mines and Minerals Act).

The Company shall not be responsible for any sums awarded in excess of that agreed in this Agreement.

8.19	Security of Area

Without limiting the provisions of Clause 8.16, the State shall, at the request of the Company, remove any person, property or structure from the Mining Licence Area or any Infrastructure Area, where the person, property or structure was not present as at the date of, or ought to have been removed pursuant to, an approved Resettlement Plan. The cost of any such removal shall not be the responsibility of the Company, save as set out in the Resettlement Plan.

CHAPTER 9 – OTHER PERMITS

9.1	Pending Permits

The Parties acknowledge that this Agreement does not deal with every Permit (including any consent or approval) that may be required to undertake the Business and develop and operate a mine. To the extent that any Permit is required that the Company does not presently hold, the State, on Notice by the Company, agrees to assist in dealing with such issues relating to that application.

CHAPTER 10 – CURRENCY MATTERS

10.1	Foreign Currency Accounts

(a)	Subject to the Company making such applications required under applicable Laws, including obtaining the approval of the Reserve Bank and registering with the Reserve Bank the facility agreements between the Project Lenders and the Company, the Company:

(i)	shall remit Foreign Currency including all export proceeds into Malaŵi in accordance with the Exchange Control Act;

(ii)	may repatriate Foreign Currency from Malaŵi in accordance with the Exchange Control Act;

(iii)	may, subject to clauses Chapter 10(b), and Chapter 10(c), and full disclosure to the State of all documents entered into with the Project Lenders and full disclosure to the Reserve Bank of account details, maintain one or more Foreign Currency accounts outside of Malaŵi, subject to approval by the Reserve Bank, to meet the Company’s Foreign Currency obligations to the Project Lenders for the entire period of the loan; and

(iv)	may retain a Foreign Currency account within Malaŵi which has been established, for the Project, and maintain in such account amounts arising from all verifiable sources associated with the Business, including the following:

(A)	Subject to approval of the insurance contract by Reserve Bank, payments made by insurers or reinsurers not resident in Malaŵi under contracts of insurance in the Company’s favour (subject to the requirements of Project Lenders);

(B)	Foreign Currency proceeds of any disposal of capital assets;

(C)	foreign loan proceeds and intercompany loans;

(D)	proceeds of the issue of share capital (payable by non-residents of Malaŵi);

(E)	Foreign Currency proceeds of swaps and hedges (payable by non-residents of Malaŵi); and

(F)	maintain one or more Foreign Currency accounts within Malaŵi to:

(I)	make Foreign Currency payments due to foreign suppliers for the supply of goods and services to the Company or suppliers who have been authorised to invoice in foreign currency;

(II)	repatriate profits and capital (in Foreign Currency or otherwise) from Malaŵi (which right shall be extended to the Shareholders in respect of the proceeds of the disposal or liquidation of all or part of the assets of the Company);

(III)	provided that the relevant Malaŵian payroll taxes are deducted and remitted to the Malaŵian Revenue Authority pay to expatriate employees of the Company whose contracts of employment specify that the whole or any part of their salary or any other entitlement be paid in a Foreign Currency, that portion of their salary or other entitlement which it is permissible under any applicable Law or otherwise permitted by State to be paid in a Foreign Currency;

(IV)	the extent permitted by applicable Law, effect any payments in Foreign Currency to Persons for foreign exchange purposes as may be necessary or desirable in the ordinary course of Business;

(V)	subject to applicable laws, make payments in Foreign Currency of swaps and hedges.

(b)	The obligations of the Company to meet its obligations to Project Lenders, referred to in clause Chapter 10(a)(iii), may include without limitation:

(i)	the payment of interest and the principal to the Project Lenders; and

(ii)	the payment of mandatory pre-payments to the Project Lenders.

(c)	The Company shall register with and seek approval from the Reserve Bank under the Exchange Control Act through authorised dealer banks in Malaŵi, all facility agreements between the Project Lenders or other third-party lenders and the Company or an Affiliate prior to such facility agreement becoming effective.

(d)	Other than the Foreign Currency account specified in clause 0 above, the Company shall not hold accounts outside of Malaŵi.

(e)	All export proceeds received by the Company shall be subject to the retention/conversion ratio prescribed by the Reserve Bank. The Company may convert the retained amount to Malaŵian Kwacha to meet its Malaŵian Kwacha denominated expenditures.

10.2	Invoicing in Foreign Currency

Subject to approval by the Reserve Bank, any person engaged by the Company may invoice and be paid by the Company in foreign currency.

10.3	Reporting

The Company shall, submit to the Reserve Bank:

(a)	within 30 days of the end of each Quarter:

(i)	a statement of Foreign Currency amounts remitted into Malaŵi within the previous Quarter from Foreign Currency accounts qutside of Malaŵi; and

(ii)	a statement of the balance of the Company’s Foreign Currency accounts at the end of the previous Quarter both within and outside of Malaŵi and itemised transactions through its Foreign Currency accounts outside of Malaŵi;

(b)	audited financial statements of the Company within four months following the end of the relevant financial period to which such audited financial statements relate which comply with applicable International Financial Reporting Standards; and

(c)	any other information or reports as may reasonably be requested by the Reserve Bank.

10.4	General

(a)	The Company shall remit into Malaŵi all Foreign Currency proceeds from the sale of Mine Product.

(b)	The Company shall not engage in or use any provisions of this clause or any Permit given by the Reserve Bank to engage in Speculative Currency Transactions, but for the avoidance of doubt, this clause shall not prohibit or prevent the Company from undertaking the transactions as contemplated under the Taxation Act.

(c)	If the Company is in breach of clause 10.4(b) it shall pay to the State as liquidated damages an amount equal to the amount of the value of the Speculative Currency Transaction and any reasonable costs incurred by the State in establishing that the transaction was a Speculative Currency Transaction.

(d)	The Company shall, upon application in writing to the Reserve Bank and being granted an approval through the Company’s authorised dealer bank, be allowed to export capital goods originally purchased and brought into Malaŵi by the Company with Foreign Currency, provided that the State shall first be given the option to purchase the said capital goods at Fair Market Value.

(e)	The Company agrees to establish separate bank accounts for Malaŵi kwacha and Foreign Currency within Malaŵi for the Operations.

(f)	No provision of this Agreement shall be interpreted in a way that prevents the adoption or execution of any measure aimed at ensuring the equitable or effective imposition or collection of taxes or the control and monitoring of foreign currency movement as provided in Malaŵi legislation.

10.5	Currency Transfers

Subject to the Company complying with the Exchange Control Act, the Company shall have access to the free transfer of funds related to the Company’s investment, namely:

(a)	the initial contribution to capital or any addition thereof related to the maintenance or expansion of the Project;

(b)	the income directly related to the Project;

(c)	the proceeds of sale or total or partial liquidation of the investment;

(d)	the repayments of any loan, including interest thereon, relating directly to the Project;

(e)	the amount of compensation, in the case of expropriation or temporary use of the investment of the Company by the State or an agent of the State. Should such compensation be paid in bonds of the public debt, the Company will be able to transfer the value of the proceeds from the sale of such bonds in the market;

(f)	dividends paid by the Company; and

(g)	management fees payable by the Company.

CHAPTER 11 – ENVIRONMENTAL MATTERS

11.1	Compliance

The Company shall comply with:

(a)	all Environmental Laws enacted or promulgated within Malaŵi from time to time which are of general application;

(b)	the Environmental and Social Management Plan applicable from time to time; and

(c)	the Rehabilitation and Mine Closure Plan applicable from time to time.

11.2	Preparation and Delivery of Plans

The Company shall prepare:

(a)	an Environmental and Social Management Plan;

(b)	an Environmental and Social Impact Assessment report, which may form part of the Environmental and Social Management Plan; and

(c)	a Rehabilitation and Mine Closure Plan,

in accordance with the Mines and Minerals Act and other applicable Laws.

The plans prepared under this Chapter shall be delivered to the relevant authorities in accordance with the Mines and Minerals Act and such other applicable Law.

11.3	State Amendments

The Minister responsible for Environment may propose amendments to an Environmental Plan, at any time, and from time to time, if the conduct of the Business in accordance with the Environmental Plan:

(a)	poses a material danger to public health or safety;

(b)	may result in significant, irreversible damage to a rare or unique ecosystem within or surrounding the Contract Area or any Infrastructure Area;

(c)	is reasonably believed to be likely to result in substantially more adverse impacts than anticipated in the Environmental Plan or the studies underpinning such plan; or

(d)	technological improvements have arisen that can readily be adopted by the Company, the cost of which would not result in a material adverse impact to the Company.

Unless the Company gives a Notice of objection to the Minister of Environment or Minister, as applicable, within three (3) months of its receipt of any such proposed amendment, the Company shall be deemed to have accepted the proposed amendment.

11.4	Company Amendments

The Company shall update its Environmental Plans at least once every five years and, otherwise, it may propose an amendment to an Environmental Plan from time to time if:

(a)	the change is necessary to comply with Environmental Laws;

(b)	the change would improve the environmental impact of the Business;

(c)	the change would result in improved efficiencies or cost for the Company with no material adverse impacts on the environment; or

(d)	the Minister responsible for Environment or the Minister is agreeable.

11.5	Environmental Performance Bond

The Company shall propose an Environmental Performance Bond for undertaking Rehabilitation Works in respect of the Contract Area and any Infrastructure Area concurrent with the delivery of its Rehabilitation and Mine Closure Plan, as well as the timing of any advances in respect thereof. The Environmental Performance Bond shall be equal to the greater of the amount specified as being necessary for reclamation works in the Bankable Feasibility Study and the Rehabilitation and Mine Closure Plan, provided, however, that the State may refer the Environmental Performance Bond amount, or its form, or the timing of its advance, to an Expert If the Expert should conclude that the amount, or form, or timing of advance, of Environmental Performance Bond is inadequate to fully undertake the necessary Rehabilitation Works or to protect against any default in such performance, then the Expert shall order that the Environmental Performance Bond in amount, or form, or timing, be so amended.

11.6	Release of Security

Environmental Performance Bond shall be released to the benefit of the Company upon the first to occur of:

(a)	the termination of this Agreement; or

(b)	the satisfaction of all requirements of the Environmental and Social Management Plan and the Rehabilitation and Mine Closure Plan.

In addition, the Company may apply to the State to have any portion of the Environmental Performance Bond released following the permanent cessation of production, at any time, and from time to time, as rehabilitation activities are undertaken. All such requests shall be considered in good faith by the State.

CHAPTER 12 – ASSIGNMENT

12.1	Assignment

The Company may assign the whole or a portion of its rights to this Agreement to, and have all or any portion of its obligations under this Agreement assumed by, any person (“Assignee”) that obtains an interest in the Property in compliance with the Mines and Minerals Act

12.2	Partial Transfers

Where the Company wishes to assign, sell or transfer (“Assign”) a portion, but not the whole, of its interest in the Property, the Company and the Assignee shall comply with the Mines and Minerals Act and make application for the transfer of a partial interest to the t Authorised Person(s). In the event of a partial assignment, the Company and such other person shall act as one person for purposes of this Agreement and the Company shall act as agent for such other person for all purposes hereunder and shall receive and give any and all Notices contemplated hereunder.

12.3	Whole Transfers

Where the Company wishes to Assign its entire interest in the Property and all of its rights and obligations under this Agreement, then:

(a)	the Company and the Assignee shall comply with the Mines and Minerals Act and make application for the transfer to the relevant Authorised Person(s); and

(b)	upon completion of the transfer pursuant to the Mines and Minerals Act, the Company shall be released from all further obligations hereunder, but not liabilities which have accrued as of the date thereof.

The Company may give Notice to the State and deliver a novation agreement among the Parties and the Assignee reflecting the foregoing, which the State agrees to execute if it has no objection thereto; any objection may be treated as a Dispute. From the Agreement Date of any such novation agreement, the term ‘Company’ shall refer to the Assignee, unless and until it further invokes this Clause 12.3 subsequent thereto.

12.4	Pledges

Notwithstanding the foregoing provisions of this Chapter 12, the Company may mortgage, charge and pledge (including by way of fixed or floating charge) the whole or any part of its share capital or Assets whether located within Malaŵi or elsewhere, including the Property and its rights pursuant to this Agreement, in order to provide security for the payment of any principal, interest, fees and other charges pertaining to any loan used in furtherance of the Business. If the mortgagee, chargee or pledgee wishes to exercise rights of assignment, sale or forfeiture in respect of this Agreement, the Property, a controlling stake in the Company or other rights that would result in operational control of the Business, then:

(a)	Within 90 days of execution thereof, the Company shall provide Notice to the State, along with a copy of the mortgage, charge and pledge documentation; and

(b)	at least 30 days prior to the exercise of any such rights, the Company shall give Notice to the State naming the party that will be acquiring or benefitting from any such assets or rights.

The Parties agree to enter into whatever documents are reasonably necessary with the mortgagee, chargee or pledgee to give effect to the terms of this Clause 12.4.

12.5	Deemed Transfer

The State acknowledges that the Committee shall not withhold its consent to an assignment, where the Assignee is:

(a)	a company listed (or Controlled by a company listed) on any International Exchange having a market capitalisation of not less than the net assets of the Company; or

(b)	a reputable and bona fide company (or an Affiliate thereof) that has demonstrated financial capacity and technical ability to meet the obligations under this Agreement.

The Assignee shall be deemed to have adequate financial capacity and technical ability to meet the obligations under this Agreement and the Mines and Minerals Act where (i) the net assets of the assignee (together with its controlling Affiliates) exceed those of the Company and (ii) the assignee has agreed to assume all of the technical personnel of the Company within Malaŵi, for a period of not less than 12 months, in furtherance of its assumption of the Business.

12.6	Appeal

The Company may appeal against any decision to refuse consent pursuant to this Chapter 12 or in accordance with the Mines and Minerals Act. Where the Company is not satisfied with the decision made under the Mines and Minerals Act, it may take any action in furtherance thereof (including any refusal by an Authorised Person acting on behalf of State) to an Expert, who may determine whether or not the consent or action should be granted or taken. Where the Expert determines that the refusal is unjustified and continues to be refused within 90 days of such determination, the Company may elect to treat the failure to grant such consent or to take such action as an event of Termination.

CHAPTER 13 – TIMES AND TERM

13.1	Agreement to Extend

Notwithstanding any provision of this Agreement, the Parties may, by agreement, extend any period referred to in this Agreement or substitute any date referred to in this Agreement with a later date, as they think fit. Either Party may request any such extension, and the other Party shall respond promptly to such request. Nothing herein shall obligate a Party to agree on an extension of time, but all such requests shall be considered in good faith.

13.2	Automatic Extensions

If the performance of a Party hereunder is prevented or hindered either by:

(a)	Force Majeure;

(b)	Extraordinary Events; or

(c)	a reference to Arbitration or an Expert,

the period of time allowed for the performance of that obligation or exercise of that right, and all periods of time thereafter which pertain thereto and are dependent upon the first-mentioned obligation or right, shall be extended by a period equal to the period during which such prevention or hindrance continues or during the period from the time when the question, dispute or difference arose until such time as it is determined by Arbitration or Expert.

13.3	Limitation of Effect

Where any period is, or is deemed to be, extended or any later date substituted for an earlier date under this Chapter 13, the extended or substituted period or date shall be deemed to constitute the period or date referred to in this Agreement (notwithstanding that at the time of such extension or substitution such period may have expired or such date may have passed). Notwithstanding the foregoing, the provisions of this Chapter 13 shall not in any way be construed so as to, or be deemed to, extend the term of any time period set out in Chapter 14 or Chapter 15.

13.4	Termination

This Agreement shall remain in force until terminated. This Agreement shall terminate upon the occurrence of any of the following:

13.4.1	Termination based on the Company action or omission

(a)	the Company surrenders the whole of the Property in accordance with the Mines and Minerals Act;

(b)	the Company fails to appeal against a decision to deny a renewal of the last and only Mineral Right(s) pertaining to the Property by any Governmental Agency (whether under this Agreement or the Mines and Minerals Act);

(c)	if the Company files a petition seeking to take advantage of any law relating to bankruptcy, insolvency or winding up;

the Company fails to comply with any final decision reached as a result of the Dispute Resolution Procedure within the time period specified in that final decision for compliance, or where no period is specified, within 90 Working Days; or

(d)	where it is established that there was deliberate gross negligent or fraudulent disclosure or misrepresentation of material facts by the Company prior to the execution or during the implementation of this Agreement.

13.4.2	Termination based on State action or omission

(a)	a refusal or delay by the State to issue or grant an Additional Permit, where such refusal or delay is not reasonable, measured and proportionate taking into account all of the relevant circumstances (and, in any event, a delay in excess of nine (9) months, in the aggregate and cumulatively measured, for one or more Permits shall be deemed to be unreasonable, unmeasured and disproportionate);

(b)	the issuance or grant of any Permit, including an Additional Permit, on one or more conditions (or a change to an Environmental Plan in order to comply with a change in Law) that has a material impact on the ability of the Company to conduct the Business, where such condition(s) (or change) is (are) not reasonable, measured and proportionate taking into account all of the relevant circumstances;

(c)	a refusal or delay by the State to remove a person who is not a Legal Land User from the Mining Licence Area or any Infrastructure Area, where such removal is contemplated in the Resettlement Plan and where such refusal or delay continues beyond:

(a)	in the first instance, a period of one hundred and eighty (180) days from the date of a request of the Company to intervene and lend such assistance; and

(b)	in the second and subsequent instances, a period of thirty (30) days from the date of a request by the Company to intervene and lend such assistance;

(d)	the passing or approval of any Law that has, as its purpose, an alteration of the terms, application or interpretation of this Agreement or, as its effect, the ability of the Company to comply with the terms or exercise its material rights hereunder;

(e)	the repudiation or unenforceability of this Agreement on the grounds that it violates the Constitution of Malaŵi, the Mines and Minerals Act, or any other prevailing law;

(f)	an election by the Company in the circumstances set out in Clauses 8.5, Error! Reference source not found., 12.6, Error! Reference source not found. or 14.9;

(g)	an event of Expropriation; or

(h)	the State is otherwise in breach of this Agreement.

13.4.3	Termination on Force Majeure

This Agreement may be terminated on the grounds of Force Majeure event if the event has a material adverse effect on the Business and if it persists for a period of 180 days.

Chapters 1, 4, 6, 9, 10, 11, Chapter 13 to 18 (inclusive) shall continue in force notwithstanding the termination of this Agreement and, other than in the circumstances of Clause 13.4(a)(b), shall not otherwise in any way affect a Party’s accrued rights and obligations at the date of termination. Notwithstanding the Mines and Minerals Act, including section 179 thereof, the Company may retain the Property so long as it is carrying on its Business, including the performance of any work or activity pursuant to an Environmental Plan, Community Engagement Plan or Community Development Agreement that requires the use of the Property.

CHAPTER 14 – DISPUTES

14.1	Default Notice

If any Party is alleged to be in default of the performance of its obligations (or restricted from the exercise of its rights) set forth in this Agreement (other than in relation to a matter that is to be referred to an Expert), then any Party may give Notice of such alleged default or restriction (“Default Notice”) to the other Party which shall specify the alleged default or restriction. If, within a period of forty-five (45) days following a Default Notice, the default or restriction has not been remedied to the satisfaction of the Party giving such Default Notice, then either Party may give Notice (“Arbitration Notice”) to the other Party referring the matter to Arbitration pursuant to Clause 14.3, subject to Clause 14.2.

14.2	Meeting

Notwithstanding Clause 14.1, where a Party gives an Arbitration Notice, the Parties shall use their best efforts to arrange, within a period of fifteen (15) days, a meeting of the President (or CEO) of the Company and the Minister. The Parties shall endeavour to resolve the Dispute at such meeting. Where the Parties cannot resolve the Dispute within such fifteen (15) day period, or a Party refuses to meet within such period of time, then the obligations arising from this Clause 14.2 shall terminate with respect to the relevant Dispute, and the Dispute may be referred to Mediation. If a Party refuses to meet pursuant to this Clause 14.2, the Dispute shall be referred to Mediation.

14.3	Mediation

If the Dispute is not resolved by the Meeting under Clause Error! Reference source not found. 2 within 15 days from the date of the expiry of the period reserved for resolution under Clause 14.2, either Party may refer the Dispute to mediation in accordance with the Mediation Rules under the Courts Act (Cap. 3:02) which shall apply mutatis mutandis to the Agreement. Where the Mediation fails to resolve the Dispute, either Party may refer the Dispute to Arbitration according to Clause 14.4.

14.4	Arbitration

(a)	The Parties agree to submit to the International Centre for Settlement of Investment Disputes (the “Centre”) any Dispute (whether or not the subject of an Arbitration Notice) for resolution by Arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (the “Convention”).

(b)	For the purposes of the Convention and of this Agreement, the Parties expressly stipulate that the transaction to which this Agreement relates is an investment within the meaning of Article 25(1) of the Convention.

(c)	It is hereby agreed that the Parties have the right to refer a Dispute to the Centre pursuant to this Agreement. The right to refer a Dispute to the Centre shall not be affected by the fact that a Party has received full or partial compensation from any third party with respect to any loss or injury that is the subject of the Dispute.

(d)	For purposes of clarity, no recourse shall be made to any court pursuant to the terms hereof and all matters, including but not limited to interpretation and jurisdiction, shall be addressed by Arbitration; notwithstanding the foregoing, if the Centre refuses to accept jurisdiction over any Dispute (or it is manifestly obvious that the Centre will not accept jurisdiction to hear the Dispute), then any Party may refer the matter to the AFSA, LCIA or any other similar authority outside of Malaŵi.

14.5	Limited Waiver

Where the Company obtains an award from the Centre or any foreign court (as provided hereunder), the State agrees not to appeal or otherwise challenge the decision based on a claim that such a decision cannot bind Malaŵi or that Malaŵi cannot otherwise be made the subject of such a decision as to do so would be against or otherwise challenge the sovereignty of Malaŵi. The State hereby irrevocably waives any claim to immunity:

(a)	in respect of proceedings to enforce any such award including immunity from service of process and from the jurisdiction of the Centre and any court; and

(b)	in respect of the execution of any such award against it or property of the State outside Malaŵi.

The waiver of immunities referred to in this Agreement constitutes only a limited and specific waiver for the purposes of this Agreement, and under no circumstances shall it be interpreted as a general waiver by the State or a waiver with respect to proceedings unrelated to this Agreement.

14.6	Tribunal Rules

The following rules shall apply to any matter referred to Arbitration pursuant to this Clause 14:

(a)	any Arbitration pursuant to this Agreement shall be conducted in accordance with the arbitration rules of the Centre in effect on the date on which the proceeding is instituted;

(b)	the Arbitration shall proceed by way of a Tribunal consisting of three arbitrators with each Party appointing one arbitrator and the third arbitrator, who shall act as President of the Tribunal, being appointed by agreement of the Parties or, failing such agreement, by the Secretary-General of the Centre;

(c)	decisions of the Tribunal shall be made by way of majority vote or decision (and specifically not by unanimity);

(d)	the seat of the Arbitration shall be Malaŵi but the hearing shall be held in Cape Town, South Africa, and the language of the Arbitration shall be English;

(e)	the Tribunal shall decide the Dispute on the basis of the laws of Malaŵi (save any law of Malaŵi that purports to deal directly with the subject matter of the Arbitration), the provisions of this Agreement, the Convention, International Investment Law, and the rules of international law, as may be applicable;

(f)	an award shall be in writing and binding on the Parties and judgment thereon may be entered in the High Court of Malaŵi or any other court having jurisdiction or application may be made to such court for a judicial acceptance for the award and an order of enforcement, as the case may be; and

(g)	the cost of any Arbitration shall be borne equally by the Parties where it has been referred jointly by them and, otherwise, as determined by the Tribunal.

14.7	Interim Action

Where a Dispute has been referred to the Centre, then the Parties, to the extent practicable, shall otherwise exercise their rights and perform their obligations under this Agreement. Neither Party shall be entitled to exercise any rights of election, however, where:

(a)	the right of election is, itself, the subject of a Dispute; or

(b)	the exercise of the right of election would confer benefits upon a Party that would need to be disgorged or transferred were the Dispute to be decided against such Party,

until the Dispute has been resolved by a decision of the Tribunal.

14.8	Interim Relief

A Party may apply to the Tribunal for interim relief. The Tribunal shall consider whether or not the relief is appropriate in light of:

(a)	whether or not there is prima facie evidence of such alleged breach;

(b)	whether or not the alleged breach has caused or, if continued, is likely to cause a Material Adverse Effect;

(c)	whether or not the risk of harm could be adequately addressed through an award of damages; and

(d)	the balance of convenience and proportionality of the interim relief.

For purposes of clarity, whilst all of the foregoing should be considered by the Tribunal, the Tribunal may give greater weight to one factor as against another factor and may disregard one or more factors altogether, if considered equitable and just to do so.

14.9	Deemed Termination

Should the Parties fail to comply with an order of a Tribunal or Expert so as to give rise to a Material Adverse Effect, then the Party aggrieved may give Notice to the other Party describing the failure and indicating that it wishes to constitute such failure an event of Termination.

CHAPTER 15 – EXPERT DECISIONS

15.1	Appointment

Where this Agreement contemplates the appointment of an Expert to determine a particular matter, either Party may give Notice to the other Party requesting the appointment of a particular person to act as an Expert in the determination of such matter, along with the proposed terms of such appointment. The other Party may either accept such person and terms, within a period of fourteen (14) days, or any Party may refer the matter to the Centre, where the Secretary-General of the Centre shall appoint a person to act as Expert and negotiate and settle the terms of such appointment.

15.2	Costs

The costs of any appointed Expert (and the Centre, where applicable) shall be borne by the Company in the first instance, and the Company may execute terms of appointment pertaining to such Expert, provided such terms concern only the quantum and timing of payments to be made to the Expert. Should any award of costs be made by the Expert in favour of the Company, in whole or in part, then the Company may claim such costs from the State.

15.3	Expertise

This Agreement contemplates the appointment of Experts who have particular expertise in the relevant subject matter that has been referred to them. Whilst not intended to be binding, and for purposes of guidance only, it is anticipated that the Parties and the Centre will, when appointing a person as an Expert for the purpose of determining a matter pertaining to the following Clause(s) or Schedule(s), favour persons who are located within Malaŵi that have training, knowledge or expertise as specified below in reference to such Clause(s) or Schedule(s):

Clause(s) / Schedules		Expertise

(a)	4.8	an accountant

(b)	11.5	a lawyer with expertise in Environmental Laws

(c)	8.3, 8.6, 8.14, 12.6, 18.2 and Schedule 3	a lawyer with expertise in corporate law matters

15.4	Expert Rules

Upon the appointment of an Expert, the following rules shall apply in the absence of any provision of this Agreement to the contrary:

(a)	the Expert shall use reasonable efforts to render a determination, in writing, within the period specified in the terms of this appointment or, failing any such period, a period of forty-five (45) days of the date of his or her acceptance of appointment;

(b)	each Party shall make a written submission to the Expert and the other Party, on or before a date to be determined by the Expert, covering such matters as may be specified by the Expert;

(c)	each Party shall fully and promptly respond, at its own cost, to any requests for additional information as may be specified by the Expert (with copy to the other Party);

(d)	the Expert may travel to and view the Property or any other place, at any time, provided that the Parties are given a reasonable opportunity to attend at the same time and that any observations on such viewing are shared with the Parties in writing;

(e)	the Expert need may hold a hearing, inviting the Parties to provide any further information, prior to the determination of the relevant matter;

(f)	the Expert may adopt such additional procedures and timelines as the Expert may determine to be appropriate in the circumstances; and

(g)	where applicable, the Expert shall determine those costs that may be claimed by the Company from the State pursuant to Clause 15.2, including all or any portion of the Company’s and the Expert’s costs.

For purposes of clarity, in all cases, the Expert shall be acting as an expert, not an arbitrator, and his or her decision shall be final and binding on the Parties except in the case of manifest error or fraud.

CHAPTER 16 – TERMINATION

16.1	Notice of Breach

If a Party, acting reasonably, considers that the other Party is in breach of this Agreement or the Mines and Minerals Act, it may serve a notice on the Defaulting Party stating the nature of the breach and requiring the Defaulting Party to remedy the breach within a reasonable time depending on the nature of the breach but, in any case, within a period of thirty (30) Working Days from serving the notice.

16.2	Termination Notice

16.2.1	Where a Party is entitled to terminate this Agreement on any grounds other than on the grounds of Force Majeure event, it may, subject to Clause 16.1, initiate termination of this Agreement by delivering a notice of its intent to terminate this Agreement to the other Party (a “Notice of Intent to Terminate”). The Notice of Intent to Terminate shall specify in reasonable detail the nature of the default.

16.2.2	Following the delivery of the Notice of Intent to Terminate, the Parties shall consult for a period of 60 Working Days (or such longer period as the Parties may agree in writing) (the “Consultation Period”) as to what steps shall be taken with a view to mitigating the consequences of the relevant default, taking into account all the circumstances. During the Consultation Period, the Party in default may continue to undertake efforts to remedy the default (if it is capable of being remedied) and, if the default is remedied during the Consultation Period, then the other Parties shall have no right to terminate this Agreement in respect of such cured default.

16.2.3	Subject to Clause 16.2, and unless the Parties have otherwise agreed in writing, the Party which gave the Notice of Intent to Terminate may terminate this Agreement upon the expiration of the Consultation Period by notice to the other Parties (a “Termination Notice”).

16.2.4	Where a Party is entitled to terminate this Agreement on the ground of Force Majeure, it may, at its option, terminate this Agreement by serving a Termination Notice, notwithstanding that it has not first served a Notice of Intent to Terminate and that no Consultation Period has elapsed

16.2.5	If, following any Termination Notice, the Company and the State cannot agree within a period of ninety (90) days on whether or not Termination has occurred or the compensation that ought to be paid therefor, then either Party may refer the matter to Arbitration for determination in accordance with Clause 14.

16.3	Compensation

(a)	Compensation shall be based on the fair market value of the Company and valued in US dollars.

(b)	Once the fair market value of the Company is determined, the Termination Value shall be paid to any nominee of the Company (including any Affiliate thereof).

(c)	The Termination Value shall be determined on the basis of a willing seller and willing buyer.

16.4	Tribunal Proceedings

Where a Party has referred a matter for Arbitration pursuant to Clause 16.1, the following additional rules shall apply with respect to the Tribunal’s proceedings:

(a)	the Tribunal shall appoint a professional advisor or firm with relevant investment banking experience to prepare a report on Termination Value, which shall be provided to the Parties;

(b)	the Tribunal shall hold an oral hearing following the delivery of the report in order to provide the Parties with the opportunity to attend and question the professional advisor or firm; and

(c)	the Tribunal shall use its reasonable efforts to render its decision within thirty (30) days after such hearing.

16.5	Free of Tax

Any order of compensation in respect of an event of Termination shall be free of Tax (recognising that the Termination Value inherently reflects an after-tax valuation of cash flows), and in no circumstance shall the State purport to tax any such award of compensation.

CHAPTER 17 – INVESTMENT PROTECTION

17.1	Investment and Investor

Notwithstanding Clause 14.3, the Parties expressly stipulate that the investments to be made by the Company in respect of the Property and all other subject matters of this Agreement are investments and that the Company is an investor. Both investments and investors are subject to protections laid out in this Chapter 16.

17.2	Fair and Equitable Treatment

The Company and investments of the Company shall at all times be accorded fair and equitable treatment.

17.3	Protection and Security

The State shall accord, within its territory, protection and security to the Company and to investments of the Company and shall not impair the management, maintenance, use, enjoyment or disposal of investments.

17.4	Treatment

The State shall grant to investments of the Company treatment no less favourable than that which it accords to investments of its own nationals and companies. The State shall at all times treat investments of the Company on a basis no less favourable than that accorded to investments of investors of any third country. In addition, the State shall accord to the Company treatment, with respect to the management, maintenance, use or enjoyment or disposal of investments, which shall not be less favourable than that accorded to investors of any third state.

17.5	Right to Compensation due to Failure to Comply

Failure to comply with the provisions in this Chapter will trigger the right to compensation and the relevant procedure under Clauses 16.3, 16.3, and 16.5.

17.6	Applicable Law

Notwithstanding Clauses18.1 and 14.6(e), the content, scope and meaning of the standards of protections and obligations laid out in this Clause 17, as well as whether they have been breached, shall be determined by the Tribunal in accordance with International Investment Law.

CHAPTER 18 – GENERAL

18.1	Applicable Law

This Agreement shall be governed by the laws of Malaŵi.

18.2	Force Majeure and Extraordinary Events

Any failure on the part of a Party to comply with any of the terms, conditions and provisions of this Agreement (except any obligation of a Party to make payment of money to the other Party) on the grounds of Force Majeure or Extraordinary Events shall not constitute a breach of this Agreement, provided such first-mentioned Party:

(a)	has taken all appropriate precautions, due care and reasonable alternative measures with the objective of avoiding such failure and of carrying out its obligations under this Agreement; and

(b)	gives Notice to the other Party of:

(i)	the occurrence of Force Majeure or Extraordinary Events on becoming aware of such an event; and

(ii)	the end of the occurrence of such Force Majeure or Extraordinary Events.

Any dispute as to whether or not a Notice of Force Majeure or Extraordinary Events was duly given, or any consequence thereof, may be referred to the Expert in accordance with Chapter 15.

18.3	Amendments

This Agreement shall not be amended except by the written agreement of the Parties to this Agreement.

18.4	Notices

Any notice, consent, demand, approval, request, document, report, plan or other communication (a“Notice”) required, permitted or otherwise given or delivered hereunder shall be in writing and shall be deemed to have been given or delivered when uploaded to the Dataroom Website. The following provisions shall further govern the operation of the Dataroom Website and the giving or delivery of Notices.

(a)	The Company shall maintain the Dataroom Website, at all times, and shall grant access permission to those persons so Notified to each Party, at any time, and from time to time.

(b)	Should the Company need to change the Dataroom Website at any time, it shall provide a Notice by way of the old or new Dataroom Website, as soon as practicable.

(c)	The Dataroom Website shall contain all Notices previously given so as to maintain a complete record of all Notices from the Agreement Date.

(d)	Upon the uploading of any Notice to the Dataroom Website, a notification shall be immediately sent to all those entitled to such notification.

(e)	As of the Agreement Date, the following persons shall be entitled to access and notification of all uploads to the Dataroom Website:

(i)	For the Company (and the President of Company in reference to Schedule 7):

will@mkango.ca

alex@mkango.ca

derek@mkango.ca

agourley@fasken.com

(ii)	For the State (and the Minister in reference to Schedule 7):

Minister;

Minister of Finance;

Minister of Environment; and

Commissioner of Mines for Mines and Minerals Committee.

(f)	At any time hereafter, either Party may Notify the other Party of changes to those persons to whom they wish to have access and notification of uploads to the Dataroom Website. Any person that is identified above in reference to notification to the Company or the Minister, as the case may be, may give such a Notification.

(g)	Where the Company cannot determine how or when to deliver a filing, document, report, information, notice or other communication that is required to be made under the Mines and Minerals Act or any other Law, the Company may give Notice of such fact and make any such delivery to the Dataroom Website and no prejudice shall result to the Company therefrom.

18.5	Waiver

The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of the provision or any part of this Agreement or the right of any Party to enforce each and every part of the provision in respect of any subsequent default or breach.

18.6	Further Actions

18.6.1	The Parties shall execute all such documents and do and perform all such acts that lie within their power and are necessary to give full effect to this Agreement.

18.6.2	The State commits to review legal and fiscal provisions listed in Schedule 8 of this Agreement, within a period of twelve (12) months from the effective date

18.7	Condition Precedent

This Agreement shall come into effect on the date of the last signature and upon the transfer of the Property from Lancaster BVI to the Company.

18.8	Change of Ownership

18.8.1	The Company is obliged to seek prior written consent of the State before Change in Control of the Company.

18.8.2	The Parties agree that it shall be reasonable for the State to refuse its consent if not satisfied with the capacity, technical, financial or otherwise, of the proposed owner.

18.8.3	The Company shall inform the State as soon as reasonably practicable and, in any event, sixty (60) working days prior to any proposed Change in Control of the Company.

-- END OF DOCUMENT --

IN WITNESS WHEREOF, the Parties have signed this Agreement through their respective duly authorised signatories on the date shown at the beginning of it.

Executed as an agreement

Executed by Minister of Mining, Hon.	)
Monica Chang’anamuno, MP for and on	)
behalf of the State of the Republic of	)
Malawi	)	Minister’s Signature
)
Name of witness

Address of witness

Occupation of witness

Signature of witness

Executed by Minister of Finance and	)
Economic Affairs, Hon. Simplex Chithyola,	)
MP for and on behalf of the Republic of	)
Malawi	)	Minister’s Signature

Name of witness

Address of witness

Occupation of witness

Signature of witness

Executed by Lancaster Exploration
Limited (BVI) in accordance with
its constituent documents.

ALEXANDER LEMON	/s/ Alexander Lemon
Director (duly authorized)	Signature

GUSTAVE KALIWO	/s/ Gustave Kaliwo
Legal Counsel	Signature

Executed by Lancaster Exploration
Limited (Malawi) in accordance with
its constituent documents.

BURTON KACHINJIKA	/s/ Burton Kachinjika
Director (duly authorized)	Signature

GEORGE MKONDIWA	/s/ George Mkondiwa
Consultant	Signature